Exhibit 10.3

CISCO SYSTEMS, INC.

PROFESSIONAL AND LEADERSHIP INCENTIVE PLAN

FY 2003

I.	INTRODUCTION

A.	The Objective of the Professional and Leadership (P&L) Incentive Plan (the “Plan”) is to provide a fully discretionary payment to eligible employees for their contributions to the success and profitability of Cisco Systems, Inc. and all of its subsidiaries (the “Company”).

B.	Participants: This Plan, as determined by the Company’s Board of Directors on a fully discretionary basis, applies solely to regular employees of Cisco Systems, Inc. and all of its subsidiaries in salary grades 1 through 14, 083, 084, 090, 150, 200, and 888. For purposes of this Plan and unless otherwise prohibited by applicable law, the term “regular employees” means an individual who is in the employ of the Company (or any subsidiary) for an unspecified period of time, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

C.	Effective Date: This Plan is only effective for the Company’s fiscal year 2003 beginning July 28, 2002, through July 26, 2003 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on July 26, 2003 (“Expiration Date”). This Plan also supersedes all prior bonus or commission incentive plans, whether with Cisco Systems, Inc. or any subsidiary or affiliate thereof or any written or verbal representations regarding the subject matter of this Plan.

D.	Changes in Plan: Cisco Systems, Inc. reserves the right to modify or cancel the Plan in total or in part, at any time. Any such change must be in writing and signed by the President/CEO of Cisco Systems, Inc. (the “President/CEO”) and must specifically state that it is amending this Plan. The President/CEO or Plan designers reserve the right to interpret the Plan document as needed. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

E.	Entire Agreement: This Plan, and any changes signed by the President/CEO specifically stating it is an amendment to this Plan and any Compensation Committee resolutions amending the Plan, is the entire understanding between Cisco Systems, Inc. and all of its subsidiaries and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any holding company, subsidiary, or affiliate thereof (including Cisco Systems, Inc.) or any written or verbal representations regarding the subject matter of this Plan unless superseded by local law. All payments under this Plan are fully discretionary payments. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

A I.

Eligibility: To be eligible to receive an incentive under this Plan, an individual deemed to be a participant must be employed by the Company as a regular employee in an incentive-eligible position on or before the first working day of the last fiscal quarter of the Fiscal Year and must be employed on the last working day of the Fiscal Year. Employees deemed to be participants in the Plan with less than one year of service will be eligible to receive an incentive subject to proration

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from the effective date of participation in the Plan up to and including the Expiration Date. Unless otherwise required by law, in no event will an employee be eligible to receive an incentive under this Plan unless that individual is employed on the last working day of the Fiscal Year.

Any exceptions to the above must be in writing and approved in writing by the President/CEO.

The amount of any incentive payment payable to any employee pursuant to this Plan shall be reduced by the actual amount of any outstanding debt to the Company incurred on a sales commission plan.

AND

The employees deemed to be participants may be eligible for the incentive payout if they meet the following requirements at both the time of calculation of such payments and at payout:

•	are not concurrently on a sales incentive or commission plan
•	have not entered into an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of an employee’s termination of employment)
•	not on a Performance Improvement Plan, letter of concern, work plan, etc.
•	are not rated as N in their most recent performance evaluation

Any payout for employees ranked in the bottom 5% of their organization and/or for employees who have been offered (but not accepted) an Employment Termination Agreement is at manager’s discretion and subject to Human Resource agreement.

B.	Elements of Calculation:

Base Salary	X	Incentive Target Percentage	X	Individual Performance Factor	X	Teamwork and Collaboration Factor	X	Company Performance Factor	X

Market Share Factor	X	Customer Satisfaction Factor	X	Proration Factor	=	Total Annual Incentive

C.	The Annual Base Salary in effect at the end of Q2 for midyear and the end of Q4 for year-end represents the basis for the incentive calculations unless the employee’s salary currency changed during the Fiscal Year. If the employee’s salary currency changed during the Fiscal Year, the employee’s current base pay in effect the last day before the currency change will be the basis for the incentive calculation for the period of time that currency was in effect during the Fiscal Year.

D.	Incentive Target Percentage is a percentage of base salary determined by the grade level and may be changed at the discretion of the President/CEO at any time during the Fiscal Year. If the target is modified impacted employees will be notified.

Grades	Incentive Target %
1 – 4	7%
5 – 7	10%
8 and 9	14%
10 and 11	17%
12	30%
013, 014, 083, 084, and 090	40%
200 and 888	50%
150	60%

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E.	Individual Performance Factor (IPF) is based upon the manager’s evaluation of a participant’s performance and contribution for the Fiscal Year. As a factor to the incentive target percentage for the grade, this factor can range from .5 to 1.5 (i.e., .5 X 14% = 7%, 1.0 X 14% = 14%, or, 1.5 X 14% = 21%). The assigned IPF may also be zero, resulting in no incentive.

F.	Teamwork and Collaboration Factor (TCF) is based upon the manager’s evaluation of a participant’s ability to work as a team player and collaborate during the Fiscal Year within the Company, with its suppliers and/or customers. The factor can range from 0.7 to 1.3.

G.	Company Performance Factor is based upon achieving an established worldwide Revenue target and a worldwide Profit Before Interest and Tax (PBIT) target per the current Plan by Cisco Systems, Inc. and all of its subsidiaries. The PBIT achievement to target is more heavily weighted relative to the worldwide Revenue target. Eighty percent of each objective must be achieved for any incentive to be paid. Maximum payout under the Plan is 190% of the Incentive Target Percentage, or a factor of 1.9. When the Revenue and PBIT percentages of goal fall between the stated percentages on the matrix, the Performance Factor will be determined using a straight-line interpolation approach. The applicable targets for the Fiscal Year may be amended at any time.

H.	Market Share Factor is based upon achievement of market share growth from prior year compared to our list of key competitors. This factor may range from 0.80 to 1.10 based on the following criteria:

Market Share Point Delta	Relative Market Share Factor
<0	.80
0%	.80
1%	.84
2%	.88
3%	.92
4%	.96
5%	1.00
6%	1.02
7%	1.04
8%	1.06
9%	1.08
10+%	1.10

I.	Customer Satisfaction Factor is based upon achievement of an overall worldwide customer satisfaction survey score drawn from all Cisco Systems, Inc. and all of its subsidiaries together worldwide. This Factor may range from 0.95 to 1.20 based on the following criteria:

Worldwide Satisfaction Score	Customer Satisfaction Factor
<4.50	0.95
4.50-4.53	1.05
4.54-4.57	1.10
4.58-4.61	1.15
+4.62	1.20

J.	Transfers and Terminations: Employees who are participants in the Plan and who transfer to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid (or not paid) as defined by the Plan. Employees who transfer into the Plan from another plan will be subject to proration as well, and consequently will be eligible to participate in the Plan based on their participation in this Plan during the Fiscal Year, applying the Proration Factors referred to below. Any payments from the Plan are subject to reduction by advances, unearned commission advances, draws or prorations and appropriate withholdings.

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A participant must be employed as of the last working day of the Fiscal Year to be eligible for the year-end incentive. A participant must be employed on the day of distribution to receive a partial midyear payment under paragraph II-M. Unless otherwise required by law, if an employee terminates prior to the applicable date, the employee will not be eligible for such incentive or partial payment.

K.	Proration Factor accounts for the number of calendar days during the Fiscal Year that the employee was in the incentive-eligible position. For example, the proration factor for an employee who has been in the Plan the entire year will be 1.00. For an employee who has been in the Plan for 6 months, this factor will be 0.50. Unless otherwise provided by law, employees in the following situations will have a Proration Factor of less than 1.00:

•	Employees in the Plan who transferred to a new position not covered by the Plan.

•	Employees who transferred from one incentive-eligible position to another incentive-eligible position. Employees in this situation will have their eligibility under the Plan prorated based on length of time in each position.

•	Employees who have been in the Plan less than 12 months (such as a New Hire).

•	Employees who have been on a leave of absence of any length during the fiscal quarter with the exception of Emergency Call-up Military Leave.

•	Employees working less than the full-time standard work week will be eligible to receive an incentive subject to proration of any such payment according to the following schedule:

Hours Worked	Incentive Eligibility
Less than full-time as defined by standard work week	Prorated according to the average number of hours worked

Any modification to the above schedule must be approved by the next-level Manager and the Director of Compensation in advance of the year-end close date.

L.	Incentive Formula and Calculation Example: Assume an employee with a base salary of $95,000, incentive target of 14%, individual performance factor of 1.00, teamwork and collaboration factor of 1.0, Cisco Systems, Inc. and all of its subsidiaries’ Company Performance Factor of 1.00, a market share factor 1.00, a customer satisfaction factor of 1.05, and a proration factor of 1.00.

Sample Calculation

Base Salary		Incentive Target Percentage		Individual Performance Factor		Teamwork and Collaboration Factor		Company Performance Factor
$95,000	X	0.14	X	1.0	X	1.0	X	1.0	X

Market Share Factor		Customer Satisfaction Factor		Proration Factor		Total Annual Incentive
1.0	X	1.05	X	1.0	=	$13,965.00*

*less	any advance paid
In this	example, the total incentive equals 14.7% of base salary.

M.	Midyear Advance of Year-End Incentive Payment: If the Cisco Systems, Inc. and all of its subsidiaries’ Company Performance Factor is at a minimum of 1.00, (measured on the basis of

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midyear revenue and PBIT), a discretionary partial payment may be distributed to eligible employees midway through the Fiscal Year. This advance will not be more than 50% of the incentive target times current base salary, reduced by advances, unearned commission advances, draws, prorations, and any outstanding debts owed to the company. This advance will be deducted from the year-end payout. Only Plan participants who have met job expectations, were hired on or before the first working day of the second quarter of the Fiscal Year and are actively employed on the day of distribution will be eligible to receive a midyear advance. In no event, however, will any eligible participant receive such a partial payment unless that individual is employed by Cisco Systems, Inc. or a participating Cisco subsidiary on the distribution date.

If Cisco Systems, Inc. and all of its subsidiaries’ Company Performance Factor is not at a minimum of 1.00 (measured on the basis of midyear revenue and PBIT) but is at least .80, then a partial payment may, at the sole discretion of President/CEO, be distributed midway through the Fiscal Year to all or part of the employee population eligible for the Plan, with the actual recipients to be determined by the President/CEO. Any such discretionary payment may be in an amount up to 25% of the incentive target by level, and will be deducted from the year-end payout, if any. However, only employees who have met job expectations and were hired on or before the first day of the second quarter of the Fiscal Year and are actively employed on the day of distribution will be eligible for such a discretionary payment.

N.	Year-End Discretionary Incentive Payment: If Cisco Systems, Inc. and all of its subsidiaries’ performance fails to achieve the minimum revenue and PBIT targets for the Fiscal Year so that no year-end payout becomes due under the Plan, then the President/CEO may, at his or her sole discretion, authorize a year-end payment in an amount up to 25% of the incentive target to all or a portion of the employee population covered by the Plan, but in no event will an individual be eligible for such a discretionary payment unless he or she is employed on the last day of the Fiscal Year. All payments are subject to reduction by advances, unearned commission advances, draws or prorations and any outstanding debts owed to the company.

III.	PROCEDURES AND PRACTICES

A.	Procedure:

1.	A copy of the Plan will be made available to each participant.

2.	All incentive payments will be made after all required or elected withholdings have been deducted.

B.	Business Conduct: It is the established policy of Cisco Systems, Inc. and all of its subsidiaries to conduct business with the highest standards of business ethics. Employees may not offer, give, solicit or receive any payment that could appear to be a bribe, kickback or other irregular type of payment from anyone involved in any way with an actual or potential business transaction.

C.	Employment at Will (US Only): The employment of all Plan participants at Cisco Systems, Inc. and all of its subsidiaries is for an indefinite period of time and is terminable at any time by either party, with or without cause or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between Cisco Systems, Inc. and all of its subsidiaries and any Plan participant. Any modification of the employment relationship inconsistent with this Section must be in writing and signed by the President/CEO.